EXHIBIT 3(B)(2)

                  RESOLVED, that the By-laws of the Corporation, be, and they hereby are, amended to add a new Article 4A to read as follows:

                                  Article 4A
                         COMMITTEES OF THE CORPORATION
The Board may, by resolution passed by a majority of the Whole Board, designate one or more committees of the Corporation, each committee to consist of one or more of the directors or officers of the Corporation as the Board shall determine. A member of any committee of the Corporation may be removed with or without cause by action taken by a majority of the Whole Board. Each such committee shall have and may exercise such powers, authority and responsibilities as the Board shall determine and as may be properly granted to such committee under the laws of the state of Delaware, the Certificate of Incorporation and these By-laws. The powers, authority and responsibilities thereby granted may include those that may be delegated to officers of the Corporation.

                  RESOLVED, that the Corporation hereby elects to be governed by paragraph (2) of subsection (c) of Section 141 of the Delaware General Corporation Law and that the By-laws of the Corporation shall be amended by amending Article 4 to read as follows:

                                  Article 4
                          COMMITTEES OF THE BOARD

The Board may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. A member of any committee of the Board may be removed with or without cause by action taken by a majority of the Whole Board. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of

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any such  absent or  disqualified  member.  Any such  committee,  to the  extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by The General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any By-law of the Corporation.